UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

CHRISTOPHER & BANKS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-31390	06-1195422
(Commission File Number)	(IRS Employer Identification No.)

2400 Xenium Lane North
Plymouth, Minnesota 55441
(Address of Principal Executive Offices)  (Zip Code)

(763) 551-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Election of Vice President, Controller. On November 25, 2013, Belinda Meier commenced employment as the Company’s Vice President, Controller ("VP/Controller"). Ms. Meier, age 43, was employed from March 2011 to November 2013 at Nash Finch Company, a grocery wholesaler and retailer, most recently serving as Vice President, Internal Audit. Prior to joining Nash Finch Company, Ms. Meier was employed by Prime Therapeutics ("Prime") as Chief Internal Auditor from August 2009 to March 2011 and as Senior Director of Finance from December 2007 to August 2009. Prior to Prime, Ms. Meier held various finance positions at Best Buy Company and Target Corporation and also was an account executive with Robert Half Management Resources. Ms. Meier began her career at Arthur Andersen & Company. Ms. Meier is not related to any officer or director of the Company.
(e)    Certain Compensation Arrangements. In connection with her joining the Company, Ms. Meier received two equity awards under the Company's 2005 Stock Incentive Plan (as amended to-date). The equity awards consist of (i) a non-qualified stock option to purchase 5,119 shares of the Company's common stock (the "Option"), such grant made and effective as of November 25, 2013, with an exercise price equal to $5.88 (the closing price of the Company's common stock on the New York Stock Exchange as of the date of grant); subject to the terms of the option agreement, the Option shall vest approximately one-third each on the first, second and third anniversaries of the date of grant, assuming Ms. Meier remains employed with the Company, and shall expire ten years from the date of grant; and (ii) a time-based restricted stock award of 2,976 shares granted as of November 25, 2013; subject to the terms of the restricted stock agreement, the restricted stock shall vest one-third each on the first, second and third anniversaries of the date of grant, assuming Ms. Meier remains employed with the Company.

Other than as set forth above, Ms. Meier is not a party to any transaction with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHRISTOPHER & BANKS CORPORATION

Date: November 27, 2013	By:	/s/ Peter G. Michielutti
Peter G. Michielutti
Senior Vice President,
Chief Financial Officer

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